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                                                                     EXHIBIT 5.1



                                March 31, 1998


Shoe Pavilion, Inc.
3200-F Regatta Boulevard
Richmond, California 94804

          Re:  Shoe Pavilion, Inc.
               Registration Statement on Form S-8
               ----------------------------------

Ladies and Gentlemen:

          At your request, we are rendering this opinion in connection with a proposed issuance pursuant to the Shoe Pavilion, Inc. 1998 Equity Incentive Plan (the "Plan") of up to 1,000,000 shares of common stock, $0.001 par value (the "Common Stock") of Shoe Pavilion, Inc., a Delaware corporation (the "Company").

          We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

          Based on such examination, we are of the opinion that the 1,000,000 shares of Common Stock to be issued by the Company pursuant to the Plan are duly authorized and will be, when issued against payment of the purchase price therefor, legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                   Very truly yours,



                                   ORRICK, HERRINGTON & SUTCLIFFE LLP